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                                                                    EXHIBIT 99.5


                                                                      OACIS LOGO

                                                              The Oacis Building
                                                               1101 Fifth Avenue
                                                            San Rafael, CA 94901
                                                                    415.482.4400
                                                                Fax 415.482.4610

                                                               February 26, 1999
Dear Stockholder:

     I am pleased to inform you that on February 21, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Science Applications International Corporation ("SAIC") and Oscar Acquisition Corporation, a wholly owned subsidiary of SAIC ("Oscar"). Pursuant to the Merger Agreement, SAIC and Oscar have commenced a tender offer for all outstanding shares of the Company's common stock, par value $0.01 per share (the "Shares"), at the offer price of $4.45 per Share, net to the seller, in cash, through an Offer to Purchase dated February 26, 1999, which together with the related Letter of Transmittal constitutes the Offer (the "Offer"). The Merger Agreement provides that, subject to satisfaction of certain conditions, the tender offer is to be followed by a merger in which Oscar shall be merged with and into the Company and the Company shall become a wholly owned subsidiary of SAIC (the "Merger"). The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on March 25, 1999.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In determining to approve the Merger Agreement and the transactions contemplated thereby, your Board gave careful consideration to a number of factors described in the attached Solicitation/Recommendation Statement on
Schedule 14D-9 ("Schedule 14D-9") that has been filed with the Securities and Exchange Commission. Among other things, your Board considered the opinion of Covington Associates LLC dated February 20, 1999 (a copy of which is included with the Schedule 14D-9), that the consideration to be received by holders of common stock of the Company in the Offer and the Merger is fair from a financial view to such holders.

     The enclosed Schedule 14D-9 describes the Board's decision and contains other important information relating to such decision. We urge you to read it carefully.

     In a separate arrangement, each of Information Partners Capital Fund, L.P., BCIP Associates, BCIP Trust Associates, L.P., Sutter Hill Ventures, InterWest Partners V, L.P., IMS Health Incorporated, Sequoia Capital Growth Fund, Sequoia Technology Partners III, WPG Enterprise Fund II, L.L.C. and Weiss, Peck & Greer Venture Associates III, L.L.C. (collectively, the "Principal Stockholders") has agreed with Oscar to tender its shares into the Tender Offer and otherwise to support the Merger. The Principal Stockholders collectively own an aggregate of 6,267,216 Shares, representing approximately 47% of the Shares outstanding (on a fully diluted basis) on February 19, 1999.

     Accompanying this letter and the Schedule 14D-9 is the Offer to Purchase and related materials, including a Letter of Transmittal to be used for tendering your shares. These documents describe the terms and conditions of the tender offer and provide instructions regarding how to tender your shares. We urge you to read the enclosed material carefully.

     The Board of Directors and the Company's management thank you for your loyalty and support over the years.

                                      Very truly yours,

                                      /s/ JIM MCCORD

                                      Chairman of the Board and Chief Executive
                                      Officer

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